Prospectus Supplement
(To Prospectus dated April 30, 2007)
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-142470-01

First Industrial, L.P.

$150,000,000
5.95% Senior Notes due 2017

Interest payable May 15 and November 15

Issue Price: 99.730%

We are offering $150,000,000 of our 5.95% Senior Notes due 2017. We will pay interest on the notes on May 15 and November 15 of each year. The first interest payment will be due on November 15, 2007. Unless earlier redeemed, the notes will mature on May 15, 2017. We may redeem the notes at any time, in whole or in part, at the redemption price described in this prospectus supplement. The notes will not be subject to any mandatory sinking fund.

The notes will be unsecured and unsubordinated obligations and will rank equally with all of our existing and future senior unsecured debt and senior to all our future subordinated debt.

Investing in the notes involves risks that are described or referred to in the “Risk Factors” sections on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to	Underwriting	Proceeds
	public(1)	discounts	to us

Per Note	99.730%	0.650%	99.080%

Total	$149,595,000	$975,000	$148,620,000

(1)	Plus accrued interest, if any, from the date of original issuance.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors on or about May 7, 2007.

Joint Bookrunning Managers

JPMorgan	Wachovia Securities
Joint Lead Managers

Credit Suisse	Merrill Lynch & Co.

BNY Capital Markets, Inc.
Commerzbank Corporates & Markets
Morgan Keegan & Company, Inc.
PNC Capital Markets LLC
Wells Fargo Securities

May 1, 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement, the accompanying prospectus or the information incorporated by reference herein and therein.

First Industrial, L.P., or the Operating Partnership, is a Delaware limited partnership. First Industrial Realty Trust, Inc., or FIRT, is the sole general partner of the Operating Partnership. In this prospectus supplement and the accompanying prospectus, “we,” “us” and “our” refer to FIRT and its subsidiaries, including the Operating Partnership, unless the context otherwise requires.

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Forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to:

•	economic conditions generally and the real estate market specifically;

•	legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts, or REITs);

•	availability of financing;

•	interest rate levels;

•	competition;

•	supply and demand for industrial properties in our current and proposed market areas;

•	potential environmental liabilities;

•	slippage in development or lease-up schedules;

•	tenant credit risks;

•	higher-than-expected costs; and

•	changes in general accounting principles, policies and guidelines applicable to real estate investment trusts.

These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Further information concerning us and our business, including additional factors that could materially affect our financial results, is included or incorporated by reference herein and in the accompanying prospectus.

Prospectus supplement summary

First Industrial Realty Trust, Inc. and First Industrial, L.P.

General

First Industrial Realty Trust, Inc., or FIRT, our parent corporation, is a real estate investment trust, or REIT, subject to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code. FIRT and its consolidated partnerships, corporations and limited liability companies are a self-administered and fully integrated real estate company which owns, manages, acquires, sells and develops industrial real estate. As of December 31, 2006, we owned 931 industrial properties (inclusive of developments in progress) located in 28 states in the United States and one province in Canada, containing an aggregate of approximately 76.9 million square feet of gross leasable area.

Our interests in our properties and land parcels are held through partnerships, corporations and limited liability companies controlled by FIRT, including First Industrial, L.P., of which FIRT is the sole general partner. As of December 31, 2006, FIRT held approximately 87.3% of the outstanding limited partnership units of the Operating Partnership. At that date, approximately 12.7% of the outstanding limited partnership units were held by outside investors, including certain members of the management of FIRT. Each limited partnership unit, other than those held by FIRT, may be exchanged for cash or, at FIRT’s option, one share of FIRT’s common stock, subject to adjustments. Upon each exchange, the number of limited partnership units held by FIRT, and its ownership percentage of the Operating Partnership, increases. As of December 31, 2006, FIRT also owned preferred general partnership interests in the Operating Partnership with an aggregate liquidation priority of $325.0 million.

We utilize an operating approach that combines the effectiveness of decentralized, locally based property management, acquisition, sales and development functions with the cost efficiencies of centralized acquisition, sales and development support, capital markets expertise, asset management and fiscal control systems.

We have grown and will seek to continue to grow through the acquisition and development of industrial properties.

FIRT, a Maryland corporation organized on August 10, 1993, completed its initial public offering in June 1994. The Operating Partnership is a Delaware limited partnership organized in November 1993. Our principal executive offices are located at 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone number (312) 344-4300. Our web site is www.firstindustrial.com. The information on or linked to our web site is not a part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Recent operating results

On April 25, 2007, FIRT announced that diluted net income available to common stockholders per share was $0.66, up 69.0% from $0.39 in the first quarter of 2006.

Risk factors

An investment in the notes involves various material risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from our most recent annual report on Form 10-K under the heading “Risk Factors” and other filings we may make from time to time with the Securities and Exchange Commission.

If the IRS were to disagree with our characterization of certain arrangements entered into by us as reimbursements or the timing of certain assignments of contracts by us, we could be subject to a penalty tax or fail to remain qualified as a REIT.

We believe that we have operated and intend to continue to operate so as to qualify as a REIT under the Code. Although we believe that we are organized and have operated in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements, some of which must be met on a recurring basis. These requirements are established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control.

We (through one of our subsidiary partnerships) entered into certain development agreements in 2000 through 2003, the performance of which has been completed. Under these agreements, we provided services to unrelated third parties and certain payments were made by the unrelated third parties for services provided by certain contractors hired by us. We believe that these payments were properly characterized by us as reimbursements for costs incurred by us on behalf of the third parties and do not constitute gross income and did not prevent us from satisfying the gross income requirements of the REIT provisions (the “gross income tests”). We brought this matter to the attention of the Internal Revenue Service (the “IRS”). The IRS did not challenge or express any interest in challenging our view on this matter.

Employees of the Operating Partnership (the “Service Employees”), were providing certain acquisition and disposition services since 2004 and certain leasing and property management services since 1997 to one of our taxable REIT subsidiaries (the “TRS”), and have also been providing certain of these services (or similar services) to joint ventures in which the Operating Partnership owns a minority interest or to unrelated parties. In determining whether we satisfied the gross income tests for certain years, we have taken and intend to take the position that the costs of the Service Employees should be shared between the Operating Partnership and the TRS and that no fee income should be imputed to us as a result of such arrangement. However, because certain of these services (or similar services) have also been performed for the joint ventures or unrelated parties described above, there can be no assurance that the IRS will not successfully challenge this position. The Operating Partnership believes that it has taken appropriate steps to address this issue going forward, but there can be no assurance that such steps will adequately resolve this issue.

During 2006, we determined that the Operating Partnership’s fee income to be derived in 2006 and subsequent years from joint ventures with third parties (“joint venture fee income”) might materially exceed joint venture fee income in prior years. If steps were not taken, this increased fee income might have caused us to violate the gross income tests in 2006 and subsequent years. We decided to address this issue by transferring employees providing the services, and assigning the service contracts giving rise to the fee income, from the Operating Partnership to the TRS. We believe that these transfers were completed early enough in 2006 to have avoided this potential gross income issue for 2006. The employees were transferred promptly to the TRS. However, the documentation for the assignment of the service contracts was completed later because changes were required to the transaction documentation for each of the joint ventures involved and, in some cases, consent of the respective joint venture partner was needed. It is therefore possible that the IRS could raise an issue as to when the service activity generating the joint venture fee income shifted to the TRS for U.S. federal income tax purposes. In light of this possibility, we presently intend to seek clarification from the IRS in the form of a private letter ruling or closing agreement. We intend to ask the IRS to confirm that (i) the transfers were made early enough in 2006 to have avoided any potential violation of the gross income tests or alternatively, that (ii) if the transfers occurred later in 2006 than we intended, the gross income tests were satisfied in any event.

If the IRS were to challenge either of the positions described in the second and third paragraphs and were successful, or the IRS were unwilling to provide the clarification described in the fourth paragraph, we could be found not to have satisfied the gross income tests in one or more of our taxable years. If we were found not to have satisfied the gross income tests, we could be subject to a penalty tax as a result of any such violations, but we do not believe that any such penalty tax would be material. However, such noncompliance should not adversely affect our qualification as a REIT as long as such non-compliance was due to reasonable cause and not to willful neglect and certain other requirements were met. We believe that, in all three situations, any such noncompliance was due to reasonable cause and not willful neglect and that such other requirements will have been met. If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at corporate rates. This could result in a discontinuation or substantial reduction in dividends to stockholders and in cash to pay interest and principal on debt securities that we issue. Unless entitled to relief under certain statutory provisions, we would be disqualified from electing treatment as a REIT for the four taxable years following the year during which we failed to qualify as a REIT.

There is no current trading market for the notes.

There currently is no trading market for the notes. We cannot guarantee:

•	the liquidity of any market that may develop for the notes;

•	your ability to sell the notes; or

•	the price at which you would be able to sell the notes.

Liquidity of any market for the notes and future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Use of proceeds

The net proceeds to us from the sale of the notes offered hereby will be approximately $148.4 million after deducting the underwriters’ discounts and estimated offering expenses.

The net proceeds are expected to be used for the repayment of borrowings under our $500 million revolving credit facility (which primarily were incurred to finance acquisition and development activities), the acquisition and development of additional properties and/or general corporate purposes. As of December 31, 2006, our credit facility bore interest at a rate of 6.058%. Outstanding borrowings under our credit facility mature on September 28, 2008. We expect to incur additional borrowings under our credit facility, including to repay $150.0 million of our 7.60% Senior Notes due 2007 maturing on May 15, 2007. Affiliates of underwriters in this offering are lenders under our credit facility.

Description of notes

General

The 5.95% Senior Notes due 2017 will be issued as a separate series of debt securities under an Indenture dated as of May 13, 1997, as supplemented by Supplemental Indenture No. 11, dated as of May 7, 2006 (as supplemented, the “Indenture”), between the Operating Partnership and U.S. Bank National Association, as trustee. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined below will have the meanings given to them in the Indenture. You may obtain a copy of the Indenture from us upon request. See “Where You Can Find More Information” in the accompanying prospectus.

The notes will be direct, senior unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The notes will not be obligations of FIRT or any other Subsidiary (as defined below) of FIRT or of the Operating Partnership. The notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership, to the extent of the value of the assets securing that indebtedness, and to indebtedness and other liabilities of any Subsidiary of the Operating Partnership and any future Subsidiaries of the Operating Partnership. This prior indebtedness will have to be satisfied in full before holders of the notes will be able to realize any value from encumbered or indirectly held properties.

As of December 31, 2006, the Operating Partnership had indebtedness of approximately $1,834.7 million (of which $77.9 million was secured by 16 of the Operating Partnership’s properties), and unconsolidated Subsidiaries of the Operating Partnership did not have any indebtedness outstanding. The Operating Partnership and the Subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under “—Certain Covenants—Limitations on Incurrence of Indebtedness.”

The notes will only be issued in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Principal and interest

The 5.95% Senior Notes due 2017 will bear interest at 5.95% per annum and, unless redeemed earlier, will mature on May 15, 2017 (the “Stated Maturity”). There is no sinking fund applicable to the notes.

The notes will bear interest from the date of original issuance of the notes or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2007 (each, an “Interest Payment Date”), and at the Stated Maturity to the holders in whose name the applicable notes are registered in the Security Register on the preceding May 1 or November 1 (whether or not a Business Day), as the case may be (each, a “Regular Record Date”). Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or the Stated Maturity falls on a day that is not a Business Day (as defined below), the required payment shall be made on the next Business Day as if it were made on the date the payment was due. No interest shall accrue on that amount for the period from and after the Interest Payment Date or Stated Maturity, as the case may be. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in New York City or in Chicago are authorized or required by law, regulation or executive order to close.

The principal of and Make-Whole Amount, if any, and interest on the notes when due will be payable in the coin or currency of the United States that at the time of payment is legal tender for payment of public and private debts. With respect to any notes not represented by a Global Security, principal, Make-Whole Amount, if any, and interest will be payable at the corporate trust office of the agent of the Operating Partnership (the “Paying Agent”) in the City of New York, initially located at 100 Wall Street, Suite 2000, New York, New York 10005; provided, that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the holder as it appears in the Security Register or by wire transfer of funds to such holder at an account maintained within the United States.

An aggregate principal amount of notes equal to $150.0 million is being issued in this offering. The Operating Partnership may issue additional notes having identical terms and conditions to the notes being issued in this offering, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount, subject to compliance with the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness.” Any additional notes will be part of the same issue as the notes being issued in this offering and will be treated as one class with the notes being issued in this offering, including for purposes of voting and redemption. For purposes of this “Description of Notes,” references to the notes include additional notes, if any.

Optional redemption

The notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part (equal to $1,000 or an integral multiple thereof), at a redemption price equal to the sum of

•	the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

•	the Make-Whole Amount, if any, with respect to the notes

(collectively, the “Redemption Price”).

If notice has been given as provided in the Indenture and funds for the redemption of any notes called for redemption has been made available on the redemption date referred to in the notice, the notes will cease to bear interest on the date fixed for such redemption specified in the notice and the only right of the holders of such notes will be to receive payment of the Redemption Price.

Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by such holder to be redeemed.

The Operating Partnership will pay the interest installment due on each Interest Payment Date which occurs on or before any redemption date to those holders of the notes who were registered holders as of the close of business on the record date immediately preceding such Interest Payment Date.

If less than all the notes are to be redeemed, the Operating Partnership will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. The trustee shall select, in such manner as it shall deem fair and appropriate, notes to be redeemed in whole or in part. The notes may be redeemed in part in the minimum authorized denomination for notes or in any integral multiple thereof.

As used herein:

•	“Make-Whole Amount” means, in connection with any optional redemption of any note, the excess, if any, of

•	the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date such notice of redemption is given) from the date on which such principal and interest would have been payable if such redemption had not been made, over

•	the aggregate principal amount of the note being redeemed.

•	“Reinvestment Rate” means 0.20% (twenty one-hundredths of one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release (as defined below) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Operating Partnership.

•	“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

Covenants and other terms from prior issues

The Indenture contains various covenants, provisions for modification and events of default that are contained in the base indenture and supplemental indentures dated prior to March 1, 2007 (the “prior supplemental indentures”) as they may be modified or amended hereafter. These provisions include debt limitations which differ from the debt limitations described in the next section of this prospectus supplement. The covenants and other provisions of the prior supplemental indentures are described in Exhibit A and will apply to the notes for as long as any securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Certain covenants

Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness (as defined below), other than intercompany Indebtedness (representing Indebtedness to which the only parties are the Operating Partnership and any of its Subsidiaries (but only so long as such Indebtedness is held solely by any of the Operating Partnership and its Subsidiaries)), if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles in the United States (“GAAP”) (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), is greater than 65% of the sum of (without duplication)

•	the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the “Commission”) (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the trustee) prior to the incurrence of such additional Indebtedness; and

•	the purchase price of any real estate assets or mortgages receivable acquired determined in accordance with GAAP (including any intangible assets in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”), and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any of its Subsidiaries if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under

GAAP) which is secured by any Encumbrance on property of the Operating Partnership or any of its Subsidiaries is greater than 40% of the sum of (without duplication)

•	the Total Assets as of the end of the calendar quarter covered in the Operating Partnership’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Indebtedness; and

•	the purchase price of any real estate assets or mortgages receivable acquired determined in accordance with GAAP (including any intangible assets in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”), and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

In addition to the foregoing limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness if the ratio of Consolidated EBITDA (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred is less than 1.5 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

•	such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

•	the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

•	in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation;

•	any income earned as a result of any increase in Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period; and

•	in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

In accordance with GAAP, the financial statements of the Operating Partnership present its limited partnership interests in any of its partnership subsidiaries (the “Other Real Estate Partnerships”) under the equity method of accounting. However, the Indenture treats the Other Real Estate Partnerships as consolidated subsidiaries for purposes of the financial covenants of the Indenture. While the Operating Partnership will calculate compliance with its covenants under Supplemental Indenture No. 11 for purposes of determining compliance with those covenants in the future, for the purposes of the more restrictive covenants in the prior supplemental indentures, as of December 31, 2006, the Operating Partnership had a percentage of Indebtedness to Total Assets of 51.3%, a percentage of Indebtedness subject to Encumbrances to Total Assets of 2.2% and a percentage of Total Unencumbered Assets to Unsecured Indebtedness of 193.0% and, for the four consecutive fiscal quarters ended December 31, 2006, the Operating Partnership had a ratio of Consolidated Income Available for Debt Service to the Annual Service Charge of 1.78 to 1.00. These more restrictive covenants and the related defined terms are described in Exhibit A.

Provision of Financial Information. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event

•	within 15 days of each Required Filing Date if the Operating Partnership is not then subject to Section 13 or 15(d) of the Exchange Act,

•	transmit by mail to all holders of notes, as their names and addresses appear in the Security Register, without cost to such holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to either such Section and

•	file with the trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to either such Section; and

•	if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Waiver of Certain Covenants. The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the notes (except any such term, provision or condition which could not be amended without the consent of all holders of notes), if before or after the time for such compliance the holders of at least a majority in principal amount of all the outstanding notes, by Act of such holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the trustee in respect of any such term, provision or condition shall remain in full force and effect.

Existence. Except as permitted under “—Merger, Consolidation or Sale of Assets,” the Indenture requires the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of its business.

Maintenance of Properties. The Indenture requires the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

Insurance. The Indenture requires the Operating Partnership to cause each of its and its Subsidiaries’ insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility.

Payment of Taxes and Other Claims. The Indenture requires the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Operating Partnership or any Subsidiary; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary;

provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

As used herein and in the Indenture:

“Acquired Indebtedness” means Indebtedness of a person

•	existing at the time such person becomes a Subsidiary; or

•	assumed in connection with the acquisition of assets from such person,

in each case, other than Indebtedness incurred in connection with, or in contemplation of, such person becoming a Subsidiary or such acquisition.

Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Annual Service Charge” for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock (as defined below).

“Capital Stock” means, with respect to any person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

“Capitalization Rate” means 7.75%.

“Capitalized Property Value “ means, as of any date, the aggregate sum of all Property EBITDA for each of the real estate assets of the Operating Partnership and its Subsidiaries for the prior four quarters and capitalized at the applicable Capitalization Rate, provided, however, that if the value of a particular real estate asset calculated in accordance with this definition is less than the undepreciated book value of that real estate asset determined in accordance with GAAP (including any intangible assets in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”), the undepreciated book value shall be used in lieu thereof with respect to that real estate asset.

“Consolidated EBITDA” means, for any period of time, without duplication net earnings or losses, including the net incremental gains or losses on sales of nondepreciated real property and excluding net derivative gains or losses and gains or losses on dispositions of REIT depreciable real estate investments as reflected in the reports filed by the Operating Partnership under the Exchange Act, before deductions by the Operating Partnership and its Subsidiaries, including amounts reported in discontinued operations, for (1) interest expense, including prepayment penalties; (2) provision for taxes based on income; (3) depreciation, amortization and all other non-cash items, as the Operating Partnership determines in good faith, deducted in arriving at net income or loss; (4) extraordinary items; (5) non-recurring items, as the Operating Partnership determines in good faith; and (6) minority interest. In each case for such period, the Operating Partnership will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (a) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of those assets from service as if the placement of those assets in service or removal of those assets from service occurred at the beginning of the period; and (b) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise,

•	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the maturity price or redemption price of which may, at the option of such person, be paid in Capital Stock which is not Disqualified Stock),

•	is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or

•	is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the notes.

“Encumbrance” means any mortgage, lien, charge, pledge, encumbrance or security interest of any kind; provided, however, that the term “Encumbrance” shall not include any mortgage, lien, charge, pledge or security interest securing any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Indebtedness” of the Operating Partnership or any of its Subsidiaries means any indebtedness of the Operating Partnership or any of its Subsidiaries, whether or not contingent, in respect of

•	borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any of its Subsidiaries,

•	indebtedness for borrowed money of a person other than the Operating Partnership or a Subsidiary of the Operating Partnership which is secured by any Encumbrance existing on property owned by the Operating Partnership or any of its Subsidiaries, to the extent of the lesser of

•	the amount of indebtedness so secured and

•	the fair market value of the property subject to such Encumbrance,

•	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, and all conditional sale obligations or obligations under any title retention agreement,

•	the principal amount of all obligations of the Operating Partnership or any of its Subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock,

•	any lease of property by the Operating Partnership or any of its Subsidiaries as lessee which is reflected on the Operating Partnership’s consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) as a capitalized lease or

•	interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements,

To the extent in the case of items of indebtedness set forth above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership’s consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than the Operating Partnership or any of its Subsidiaries) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof); provided, however, that the term “Indebtedness” shall not include any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Property EBITDA” is defined as, for any period of time, without duplication net earnings or loss, excluding net derivative gains or losses and gains or losses on dispositions of real estate, before deductions by the Operating Partnership and its Subsidiaries, including amounts reported in discontinued operations, for (1) interest expense, including prepayment penalties; (2) provision for taxes based on income; (3) depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss; (4) extraordinary items; (5) non-recurring items, as determined in good faith by the Operating Partnership; and (6) minority interest. In each case for the relevant period, the Operating Partnership will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and director stock and stock option expense and pursuit cost write-offs as the Operating Partnership determines in good faith.

“Stabilized Property” means (1) with respect to an acquisition of an income producing real estate asset, a real estate asset becomes stabilized when the Operating Partnership or its Subsidiaries have owned the real estate asset for at least 4 full quarters and (2) with respect to new construction or redevelopment real estate asset, a real estate asset becomes stabilized 4 full quarters after the earlier of (a) 18 months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the real estate asset is at least 93%.

“Subsidiary” means, with respect to any person, any corporation, partnership or other entity of which a majority of

•	the voting power of the voting equity securities or

•	the outstanding equity interests

are owned, directly or indirectly, by such person.

For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of

•	for Stabilized Properties, Capitalized Property Value, and

•	all other assets of the Operating Partnership and its Subsidiaries determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), but excluding accounts receivable and intangibles other than intangibles arising as a result of the application of Statement of Financial Accounting Standards No. 141, “Business Combinations”;

provided, however, that the term “Total Assets” shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Total Unencumbered Assets” means the sum of

•	for Stabilized Properties not subject to an Encumbrance for borrowed money, Capitalized Property Value, and

•	all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), but excluding accounts receivable and intangibles other than intangibles arising as a result of the application of Statement of Financial Accounting Standards No. 141, “Business Combinations”;

provided, however, that the term “Total Unencumbered Assets” shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any of its Subsidiaries.

Events of default; notice and waiver

The Indenture provides that the following events are “Events of Default” with respect to the notes:

(1) default in the payment of any interest on the notes when such interest becomes due and payable that continues for a period of 30 days;

(2) default in the payment of the principal of, and Make-Whole Amount on, the notes when due and payable;

(3) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the notes and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture;

(4) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership, or by any Subsidiary the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor, having an aggregate principal amount outstanding of at least $10 million, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; and

(5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any significant subsidiary. The term “significant subsidiary” has the meaning ascribed to that term in Regulation S-X promulgated under the Securities Act of 1933, as amended.

Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to the trustee a certificate, signed by one of several specified officers of FIRT, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Discharge, defeasance and covenant defeasance

The provisions of Article 14 of the Indenture relating to discharge and covenant defeasance, which are described under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus, will apply to the notes. Each of the covenants described under “Certain Covenants” herein and “Description of Debt Securities — Certain Covenants” in the accompanying prospectus will be subject to covenant defeasance.

Subsequent issuances

The Operating Partnership may from time to time, without the consent of existing noteholders, create and issue additional notes having the same terms and conditions as any series of the notes in all respects, except that such additional notes will have a different issue date and may have a different issue price and date of first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding series of notes.

Governing law

The Indenture and the notes will be governed by and will be construed in accordance with the laws of the State of New York.

No personal liability

No past, present or future partner, stockholder, employee, officer or director of the Operating Partnership or any successor thereof shall have any liability for any obligation, covenant or agreement of the Operating Partnership contained under the notes or the Indenture. Each holder of notes by accepting the notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the notes.

The trustee

The Indenture provides that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders of not less than 25% in principal amount of the notes at the time outstanding shall have made written request to the trustee to institute proceedings in respect of such Event of Default as trustee and such holders shall have offered to the trustee reasonable security or indemnity and the trustee shall not have received from the holders of a majority in principal amount of the notes at the time outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

We have, from time to time, entered into other transactions with the trustee and may do so in the future.

Book-entry system

Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued at the closing of this offering only against payment in immediately available funds.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. The Operating Partnership takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York

Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its participants (the “Participants”) deposit with DTC and facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct Participants include securities brokers and dealers (including the underwriters), trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant, either directly or indirectly (collectively, the “Indirect Participants”); and

•	the rules applicable to DTC and its participants are on file with the Commission.

DTC has also advised the Operating Partnership that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system.

All interests in the Global Notes may be subject to the procedures and requirements of DTC. Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of Global Notes for Certificated Notes.”

Redemption proceeds and payments in respect of the principal of and Make-Whole Amount and interest on the Global Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, in its capacity as the registered holder under the Indenture. DTC’s practice is to credit Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Operating Partnership or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to beneficial owners of notes will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Operating Partnership or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments in respect of the principal of, and interest on, the Global Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Operating Partnership and the trustee, disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners of notes shall be the responsibility of Participants and Indirect Participants.

Payments in respect of the principal of and Make-Whole Amount and interest on the Global Notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Operating Partnership and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Operating Partnership, the trustee nor any agent of the Operating Partnership or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Operating Partnership that conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to beneficial owners of notes will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC has also advised the Operating Partnership that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

However, DTC’s ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

According to DTC, the foregoing information with respect to DTC has been provided for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Exchange of Global Notes for Certificated Notes. Global Notes are exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

•	DTC

•	notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or

•	has ceased to be a clearing agency registered under the Exchange Act; or

•	there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in the Global Notes may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Notes or beneficial interests in the Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes. Certificated Notes may not be exchanged for beneficial interests in any Global Notes unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same-day settlement and payment

Payments in respect of the notes represented by the Global Notes (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Notes holder. With respect to notes in certificated form, we will make all payments of principal and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Certain U.S. federal income tax considerations

Considerations relating to REITs

A summary of the material U.S. federal income tax matters of general application pertaining to REITs under the U.S. Internal Revenue Code of 1986, as amended, referred to as the Code, is provided in the accompanying prospectus under the heading “Certain U.S. Federal Income Tax Considerations.”

Considerations relating to the notes

The following discussion is a summary of certain U.S. federal income tax consequences expected to result from the purchase, ownership and disposition of the notes by holders who acquire the notes pursuant to this offering for cash at the offering price and who hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary is based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, any of which may be altered, possibly with retroactive effect, thereby changing the federal income tax consequences discussed below. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or is intended to be sought.

The U.S. federal income tax treatment of a holder of notes may vary depending upon such holder’s particular situation. Certain holders (including, but not limited to, certain financial institutions, partnerships or other pass-through entities, insurance companies, broker-dealers, expatriates and persons holding the notes as part of a “straddle,” “hedge” or “conversion transaction”) may be subject to special rules not discussed below.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activity of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

This prospectus supplement does not address our taxation or the impact on us of FIRT’S election to be taxed as a REIT. Prospective investors are urged to consult the information in the accompanying prospectus under the heading “Certain U.S. Federal Income Tax Considerations” for information relating to FIRT’S taxation as a REIT.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND THE APPLICABILITY AND EFFECT OF ANY OTHER U.S. FEDERAL LAWS (SUCH AS ESTATE AND GIFT TAX LAWS) AS WELL AS STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

As used herein, the term “U.S. Holder” means a beneficial owner of notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust

•	if both a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or

•	if such trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and has elected to continue to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes that is a non-resident alien or a corporation, estate or trust that is not a U.S. Holder.

U.S. Holders

Payments of Interest. Generally, interest on a note will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

We do not expect the notes to be issued at a discount that would cause more than de minimis original issue discount (“OID”) for U.S. federal income tax purposes. If, contrary to current expectations, the notes are issued at a discount that causes more than de minimis OID, a U.S. Holder generally will be required to include such OID in gross income in advance of the receipt of cash attributable to that income. The remainder of this discussion assumes that the notes will not be issued with OID.

Sale, Retirement or Other Taxable Disposition. In general, a U.S. Holder of a note will recognize gain or loss upon the sale, retirement or other taxable disposition of such note in an amount equal to the difference between

•	the amount of cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued interest, which generally will be taxable to a U.S. Holder as ordinary income as described above) and

•	the U.S. Holder’s adjusted tax basis in such note.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the price paid for such note. Capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than one year generally will be subject to a reduced rate of taxation, whereas capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset held for one year or less generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation’s holding period.

Non-U.S. holders

Payments of Interest. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on a note that is not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder owns directly, or by attribution, 10% or more of the capital interests or profits interests of the Operating Partnership or is a controlled foreign corporation related to the Operating Partnership, in which case such interest will be subject to a 30% withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last U.S. payor in the chain of payment prior to payment to a Non-U.S. Holder (the “Withholding Agent”) must have received, before payment, a statement that

•	is signed by the Non-U.S. Holder under penalties of perjury,

•	certifies that the Non-U.S. Holder is not a U.S. person and

•	provides the name and address of the Non-U.S. Holder.

This statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change.

Sale, Retirement or Other Taxable Disposition. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any amount which constitutes gain upon the sale, retirement or other taxable disposition of a note, unless the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

Effectively Connected Income. If interest payments received or gain recognized by a Non-U.S. Holder with respect to the notes is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, such Non-U.S. Holder will generally be subject to U.S. federal income tax with respect to such interest or gain in the same manner as a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the “branch profits tax” if such holder is a corporation.

Backup withholding

Certain non-corporate U.S. Holders may be subject to backup withholding and information reporting on payments of principal, Make-Whole Amounts, if any, and interest on, and the proceeds of the disposition of, the notes, if the U.S. Holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, generally is his or her Social Security number,

•	furnishes an incorrect TIN,

•	is notified by the IRS that it is subject to backup withholding because it failed to report payments of interest or dividends or

•	under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to fully report interest or dividend payments.

Backup withholding and information reporting generally will not apply to interest payments made to a Non-U.S. Holder that provides the certification described above (in the discussion of the payment of interest to Non-U.S. Holders) or otherwise establishes an exemption from backup withholding. Payments of the proceeds of a disposition of the notes (including a redemption or retirement) by or through a U.S. office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. person under penalties of perjury or otherwise establishes an exemption. Payments of such proceeds by or through a foreign office of a U.S. broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding unless the Non-U.S. Holder certifies its status as a Non-U.S. person or otherwise establishes an exemption. Payments of such proceeds by or through a non-U.S. related foreign office of a foreign broker will generally not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner of a note will be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Underwriting

J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, acting as joint-book running managers of this offering and acting as representatives of the several underwriters, have entered into an underwriting agreement with us relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell, and the underwriters have severally agreed to purchase from us, $150.0 million aggregate principal amount of the notes. The underwriters have severally agreed to purchase all of the notes, if any of them are purchased.

Underwriter	Principal amount

J.P. Morgan Securities Inc.	$48,750,000
Wachovia Capital Markets, LLC	48,750,000
Credit Suisse Securities (USA) LLC	15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	15,000,000
BNY Capital Markets, Inc.	4,500,000
Commerzbank Capital Markets Corp.	4,500,000
Morgan Keegan & Company, Inc.	4,500,000
PNC Capital Markets LLC	4,500,000
Wells Fargo Securities, LLC	4,500,000

Total	$150,000,000

The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.40% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.25% of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms.

The underwriters have represented to us and agreed with us that they have not made and will not make an offer of the notes to the public in any member state of the European Economic Area which has implemented the Prospectus Directive (a “Relevant Member State”) from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. However, the underwriters may make an offer of the notes to the public in that Relevant Member State at any time on or after the Relevant Implementation Date to:

•	legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, the corporate purpose of which is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year or (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown on its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above information, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable any investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means the Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes are a new issue of securities with no established trading market. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

In connection with the offering, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transaction involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transaction in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Delivery of the securities will be made against payment therefor on or about May 7, 2007, which will be the fourth business day following the date of this prospectus supplement. Pursuant to Rule 15c6-1 under the Exchange Act, which requires trades in the secondary market generally to settle within three business days, unless the parties to any such trade expressly agree otherwise, purchasers who wish to trade the securities before May 4, 2007 will be required, by virtue of the fact that any such trade would otherwise settle in more than three business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

The underwriters or their affiliates have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Affiliates of underwriters in this offering, including J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, are lenders under our $500 million revolving credit facility. Proceeds of this offering will be used to repay borrowings under such credit facility, and such affiliates will receive proceeds of this offering. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their businesses for which they would expect to receive customary fees and expenses.

Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to participating underwriters or any of their affiliates. Because more than 10% of the net proceeds from this offering will be used to pay participating underwriters, this offering is being conducted pursuant to Rule 2710(h) and 2720 of the NASD Conduct Rules.

We will deliver the notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price for the notes.

Legal matters

Certain legal matters relating to the offering will be passed upon for us by Cahill Gordon & Reindel llp, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. Cahill Gordon & Reindel llp and Clifford Chance US LLP will rely as to all matters of Maryland law on the opinion of McGuireWoods LLP, Baltimore, Maryland. Cahill Gordon & Reindel llp will rely as to all matters of Illinois law on the opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, Chicago, Illinois.

EXHIBIT A

Covenants and other terms from prior issues

The following covenants, related definitions, provisions for modification and events of default will apply to the debt securities for so long as any securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness (as defined below), other than intercompany Indebtedness (representing Indebtedness to which the only parties are the Operating Partnership and any of its Subsidiaries (but only so long as such Indebtedness is held solely by any of the Operating Partnership and its Subsidiaries)), if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles in the United States, or GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), is greater than 60% of the sum of (without duplication)

•	the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the “Commission”) (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the trustee) prior to the incurrence of such additional Indebtedness; and

•	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any of its Subsidiaries if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) which is secured by any Encumbrance on property of the Operating Partnership or any of its Subsidiaries is greater than 40% of the sum of (without duplication)

•	the Total Assets as of the end of the calendar quarter covered in the Operating Partnership’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Indebtedness; and

•	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

In addition to the foregoing limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred is less than 1.5 to 1.0 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that

•	such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

•	the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

•	in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•	in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

In accordance with GAAP, the financial statements of the Operating Partnership present its limited partnership interests in any of its partnership subsidiaries (the “Other Real Estate Partnerships”) under the equity method of accounting. However, the Indenture treats the Other

Real Estate Partnerships as consolidated subsidiaries for purposes of the financial covenants of the Indenture.

Provision of Financial Information. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event

•	within 15 days of each Required Filing Date if the Operating Partnership is not then subject to Section 13 or 15(d) of the Exchange Act,

•	transmit by mail to all holders of notes, as their names and addresses appear in the Security Register, without cost to such holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to either such Section and

•	file with the trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to either such Section; and

•	if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Waiver of Certain Covenants. The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the notes (except any such term, provision or condition which could not be amended without the consent of all holders of notes), if before or after the time for such compliance the holders of at least a majority in principal amount of all the outstanding notes, by Act of such holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the trustee in respect of any such term, provision or condition shall remain in full force and effect.

Existence. Except as permitted under “—Merger, Consolidation or Sale of Assets,” the Indenture requires the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of its business.

Maintenance of Properties. The Indenture requires the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

Insurance. The Indenture requires the Operating Partnership to cause each of its and its Subsidiaries’ insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility.

Payment of Taxes and Other Claims. The Indenture requires the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Operating Partnership or any Subsidiary; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary;

provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

As used herein and in the Indenture:

“Acquired Indebtedness” means Indebtedness of a person

•	existing at the time such person becomes a Subsidiary; or

•	assumed in connection with the acquisition of assets from such person,

in each case, other than Indebtedness incurred in connection with, or in contemplation of, such person becoming a Subsidiary or such acquisition.

Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Annual Service Charge” for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock (as defined below).

“Capital Stock” means, with respect to any person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

•	interest on Indebtedness of the Operating Partnership and its Subsidiaries,

•	provision for taxes of the Operating Partnership and its Subsidiaries based on income,

•	amortization of debt discount,

•	provisions for gains and losses on properties and property depreciation and amortization,

•	the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period,

•	amortization of deferred charges and

•	interest income related to investments irrevocably deposited with an agent of the Operating Partnership or any of its Subsidiaries, as the case may be, for the purpose of defeasing any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise,

•	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the maturity price or redemption price of which may, at the option of such person, be paid in Capital Stock which is not Disqualified Stock),

•	is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or

•	is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the notes.

“Earnings from Operations” for any period means net income excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

“Encumbrance” means any mortgage, lien, charge, pledge, encumbrance or security interest of any kind; provided, however, that the term “Encumbrance” shall not include any mortgage, lien, charge, pledge or security interest securing any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Indebtedness” of the Operating Partnership or any of its Subsidiaries means any indebtedness of the Operating Partnership or any of its Subsidiaries, whether or not contingent, in respect of

•	borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any of its Subsidiaries,

•	indebtedness for borrowed money of a person other than the Operating Partnership or a Subsidiary of the Operating Partnership which is secured by any Encumbrance existing on property owned by the Operating Partnership or any of its Subsidiaries, to the extent of the lesser of

•	the amount of indebtedness so secured and

•	the fair market value of the property subject to such Encumbrance,

•	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, and all conditional sale obligations or obligations under any title retention agreement,

•	the principal amount of all obligations of the Operating Partnership or any of its Subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock,

•	any lease of property by the Operating Partnership or any of its Subsidiaries as lessee which is reflected on the Operating Partnership’s consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) as a capitalized lease or

•	interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements,

to the extent in the case of items of indebtedness set forth above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership’s consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than the Operating Partnership or any of its Subsidiaries) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof); provided, however, that the term “Indebtedness” shall not include any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Subsidiary” means, with respect to any person, any corporation, partnership or other entity of which a majority of

•	the voting power of the voting equity securities or

•	the outstanding equity interests

are owned, directly or indirectly, by such person.

For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of

•	the Undepreciated Real Estate Assets and

•	all other assets of the Operating Partnership and its Subsidiaries determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), but excluding accounts receivable and intangibles;

provided, however, that the term “Total Assets” shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Total Unencumbered Assets” means the sum of

•	those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and

•	all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), but excluding accounts receivable and intangibles;

provided, however, that the term “Total Unencumbered Assets” shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

“Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any of its Subsidiaries.

Events of default; notice and waiver

The Indenture provides that the following events are “Events of Default” with respect to the notes:

(1) default in the payment of any interest on the notes when such interest becomes due and payable that continues for a period of 30 days;

(2) default in the payment of the principal of, and Make-Whole Amount on, the notes when due and payable;

(3) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the notes and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture;

(4) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership, or by any Subsidiary the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor, having an aggregate principal amount outstanding of at least $10 million, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; and

(5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any significant subsidiary. The term “significant subsidiary” has the meaning ascribed to that term in Regulation S-X promulgated under the Securities Act of 1933, as amended.

Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to the trustee a certificate, signed by one of several specified officers of FIRT, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

PROSPECTUS

FIRST INDUSTRIAL REALTY TRUST, INC.

and

FIRST INDUSTRIAL, L.P.

First Industrial Realty Trust, Inc. and First Industrial, L.P. may offer the following securities for sale through this prospectus from time to time:

•	debt securities;

•	shares of common stock;

•	shares of preferred stock; and

•	shares of preferred stock represented by depositary shares.

We will provide the specific terms of the securities that we are offering in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before investing in our securities.

The common stock of First Industrial Realty Trust, Inc. is listed on the New York Stock Exchange (the “NYSE”) under the symbol “FR.”

We may sell offered securities through agents, to or through underwriters or through dealers, directly to purchasers or through a combination of these methods of sale.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

Investing in the securities of First Industrial Realty Trust, Inc. or First Industrial, L.P. involves risks that are described in the “Risk Factors” section of our Annual Reports on Form 10-K for the year ended December 31, 2006, First Industrial Realty Trust, Inc.’s Current Report on Form 8-K dated April 30, 2007, First Industrial, L.P.’s Current Report on Form 8-K dated April 30, 2007 and other reports that we may file from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2007.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or any prospectus supplement or to make representations as to matters not stated in this prospectus or any prospectus supplement. You must not rely on unauthorized information. This prospectus and any prospectus supplement are not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. The delivery of this prospectus or any prospectus supplement at any time does not create an implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that First Industrial Realty Trust, Inc. (the “Company” or “First Industrial”) and First Industrial, L.P. (the “Operating Partnership”) filed with the Securities and Exchange Commission, (the “SEC” or the “Commission”), utilizing the “shelf” registration process, relating to the debt securities, common stock, preferred stock and depositary shares described in this prospectus. Under this shelf registration process, the Company and the Operating Partnership may sell an unlimited aggregate principal amount of any combination of the securities described in this prospectus from time to time and in one or more offerings.

This prospectus provides you with a general description of the securities that the Company and the Operating Partnership may offer. Each time the Company or the Operating Partnership sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

As used in this prospectus, “we,” “us” and “our” refer to the Company and its subsidiaries, including the Operating Partnership, unless the context otherwise requires.

THE COMPANY AND THE OPERATING PARTNERSHIP

The Company is a real estate investment trust, or REIT, subject to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company and its consolidated partnerships, corporations and limited liability companies are a self-administered and fully integrated real estate company which owns, manages, acquires, sells and develops industrial real estate. As of December 31, 2006, we owned 931 industrial properties (inclusive of developments in progress) located in 28 states in the United States and one province in Canada, containing an aggregate of approximately 76.9 million square feet of gross leasable area.

Our interests in our properties and land parcels are held through partnerships, corporations and limited liability companies controlled by the Company, including the Operating Partnership, of which the Company is the sole general partner. As of December 31, 2006, the Company held approximately 87.3% of the outstanding limited partnership units of the Operating Partnership. At that date, approximately 12.7% of the outstanding limited partnership units were held by outside investors, including certain members of the management of the Company. Each limited partnership unit, other than those held by the Company, may be exchanged for cash or, at the Company’s option, one share of First Industrial common stock, subject to adjustments. Upon each exchange, the number of limited partnership units held by the Company, and its ownership percentage of the Operating Partnership, increase. As of December 31, 2006, the Company also owned preferred general partnership interests in the Operating Partnership with an aggregate liquidation priority of $325,000,000.

We utilize an operating approach that combines the effectiveness of decentralized, locally based property management, acquisition, sales and development functions with the cost efficiencies of centralized acquisition, sales and development support, capital markets expertise, asset management and fiscal control systems.

We have grown and will seek to continue to grow through the acquisition and development of industrial properties.

The Company, a Maryland corporation organized on August 10, 1993, completed its initial public offering in June 1994. The Operating Partnership is a Delaware limited partnership organized in November 1993. Our principal executive offices are located at 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone number (312) 344-4300. Our web site is www.firstindustrial.com. The information on or linked to our web site is not a part of, and is not incorporated by reference into, this prospectus.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. Any proceeds from the sale of common stock, preferred stock or depositary shares by the Company will be invested in the Operating Partnership, which will use the proceeds for the same purposes.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under an indenture, dated as of May 13, 1997, between the Operating Partnership and U.S. Bank National Association (formerly known as First Trust National Association), as trustee, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to the debt securities and the indenture. All material terms of the debt securities and the indenture, other than those disclosed in the applicable prospectus supplement, are described in this prospectus.

The debt securities to be offered under this prospectus and in any applicable prospectus supplement will be “investment grade” securities, meaning that at the time of the offering of the debt securities, at least one nationally recognized statistical rating organization, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will have rated the debt securities in one of its generic rating categories that signifies investment grade. Typically the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grades. An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

Terms

General.  The debt securities will be direct unsecured obligations of the Operating Partnership. The indebtedness represented by the debt securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. No partner of the Operating Partnership, whether limited or general, including the Company, has any obligation for the payment of principal of, or premium, if any, or interest, if any, on, or any other amount with respect to, the debt securities. The particular terms of the debt securities offered by a prospectus supplement, including any applicable federal income tax considerations, will be described in the applicable prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus and in the indenture. For a description of the terms of any series of debt securities, you should read both the prospectus supplement relating to the debt securities and the description of the debt securities in this prospectus.

Except as set forth in any prospectus supplement, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the indenture or in one or more supplemental indentures to the indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The indenture provides that the Operating Partnership may, but need not, designate more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee. In that event and except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

The following summaries set forth general terms and provisions of the indenture and the debt securities. The prospectus supplement relating to the applicable series of debt securities will contain further terms of the debt securities, including the following specific terms:

•	The title of the debt securities;

•	The aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	The price, expressed as a percentage of the principal amount thereof, at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of maturity;

•	The date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	The rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

•	The date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the record dates for interest payment dates, or the method by which the dates shall be determined, the persons to whom the interest will be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	The place or places where the principal of and premium or make-whole amount, if any, and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of the debt securities and the indenture may be served;

•	The period or periods, if any, within which, the price or prices at which, and the other terms and conditions upon which, the debt securities may, under any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

•	The obligation, if any, of the Operating Partnership to redeem, repay or purchase the debt securities under any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which, the debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	Whether the amount of payments of principal of and premium or make-whole amount, if any, including any amount due upon redemption, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not, be based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies, and the manner in which such amounts shall be determined;

•	Whether the principal of and premium or make-whole amount, if any, or interest on the debt securities of the series are to be payable, at the election of the Operating Partnership or a holder of debt securities, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, that election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are to be so payable;

•	Provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

•	Any deletions from, modifications of or additions to the events of default or covenants of the Operating Partnership with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

•	Whether and under what circumstances the Operating Partnership will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem the debt securities in lieu of making such payment;

•	Whether debt securities of the series are to be issuable as registered securities, bearer securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable laws and regulations, whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the indenture, and, if registered securities of the series are to be issuable as a global security, the identity of the depository for such series;

•	The date as of which any bearer securities of the series and any temporary global security representing outstanding debt securities of the series shall be dated if other than the date of original issuance of the first security of the series to be issued;

•	The person to whom any interest on any registered security of the series shall be payable, if other than the person in whose name that security, or one or more predecessor securities, is registered at the close of business on the regular record date for such interest, the manner in which, or the person to whom, any interest on any bearer security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global security on an interest payment date will be paid if other than in the manner provided in the indenture;

•	Whether the debt securities will be issued in certificated or book-entry form;

•	The applicability, if any, of the defeasance and covenant defeasance provisions of the indenture to the debt securities of the series;

•	If the debt securities of the series are to be issuable in definitive form, whether upon original issue or upon exchange of a temporary security of the series, only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of the certificates, documents or conditions; and

•	Any other terms of the series, not inconsistent with the Trust Indenture Act of 1939, as amended.

If so provided in the applicable prospectus supplement, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. In such cases, all material U.S. federal income tax, accounting and other considerations applicable to such original issue discount securities will be described in the applicable prospectus supplement.

Except as may be set forth in any prospectus supplement, the indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership or in the event of a change of control. Restrictions on ownership and transfers of the common stock and preferred stock of the Company under its Articles of Incorporation are designed to preserve the Company’s qualification as a REIT and, therefore, may act to prevent or hinder a change of control. See

“Restrictions on Transfers of Capital Stock.” Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise provided in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities will be described in the applicable prospectus supplement. Bearer debt securities will be transferable by delivery.

Unless otherwise provided in the applicable prospectus supplement, any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security in registered form, or “defaulted interest,” will immediately cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, in which case notice thereof shall be given to the holder of the debt security not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such debt securities are listed, all as more completely described in the indenture.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable trustee or at the office of any transfer agent designated by the Operating Partnership for that purpose. Every debt security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting that action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent, in addition to the applicable trustee, initially designated by the Operating Partnership with respect to any series of debt securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for that series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of debt securities.

Neither the Operating Partnership nor any trustee shall be required to

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the selection of any debt securities for redemption and ending at the close of business on

•	if the debt securities are issuable only as registered securities, the day of the mailing of the relevant notice of redemption, and

•	if the debt securities are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if the debt securities are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part;

•	exchange any bearer security selected for redemption except that, to the extent provided with respect to the bearer security, the bearer security may be exchanged for a registered security of that series and of like tenor, provided that the registered security shall be simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Payment in respect of debt securities in bearer form will be made in the currency and in the manner designated in the applicable prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of debt securities will be named in the applicable prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that

•	if debt securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series, and

•	if debt securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where debt securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

Merger, Consolidation or Sale of Assets

The indenture provides that the Operating Partnership may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that

•	either the Operating Partnership shall be the continuing entity, or the successor entity, if other than the Operating Partnership, formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, shall be organized under the laws of any domestic jurisdiction and shall expressly assume the Operating Partnership’s obligations to pay principal of and premium or make-whole amount, if any, and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	an officers’ certificate and legal opinion covering those conditions shall be delivered to each trustee.

Certain Covenants

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will include the following covenants of the Operating Partnership:

Existence.  Except as permitted under “— Merger, Consolidation or Sale of Assets,” the indenture requires the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of its business.

Maintenance of properties.  The indenture requires the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

Insurance.  The indenture requires the Operating Partnership to cause each of its and its subsidiaries’ insurable properties to be insured against loss or damage in an amount at least equal to their then full insurable value with insurers of recognized responsibility. If described in the applicable prospectus supplement, such insurer will be required to have a specified rating from a recognized insurance rating service.

Payment of taxes and other claims.  The indenture requires the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary;

provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Events of Default, Notice and Waiver

Unless otherwise provided in the applicable prospectus supplement, the indenture provides that the following events are “events of default” with respect to any series of debt securities issued thereunder:

(1)	default in the payment of any interest on any debt security of such series, when such interest becomes due and payable, that continues for a period of 30 days;

(2)	default in the payment of the principal of, or premium or make-whole amount, if any, on, any debt security of such series when due and payable;

(3)	default in making any sinking fund payment as required for any debt security of such series;

(4)	default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the indenture with respect to the debt securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the indenture;

(5)	default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership, or by any subsidiary the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor, having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the indenture;

(6)	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any significant subsidiary; and

(7)	any other event of default provided with respect to a particular series of debt securities.

The term “significant subsidiary” has the meaning ascribed to that term in Regulation S-X promulgated under the Securities Act.

If an event of default under the indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount of, or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof, and premium or make-whole amount, if any, on, all the debt securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership, and to the applicable trustee if given by the holders; provided that in the case of an event of default described under the sixth clause of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to debt securities of the series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of the series may rescind and annul such declaration and its consequences if

•	the Operating Partnership shall have deposited with the applicable trustee all required payments of the principal of, and premium or make-whole amount, if any, and interest on the debt securities of the series, plus certain fees, expenses, disbursements and advances of the applicable trustee, and

•	all events of default, other than the non-payment of accelerated principal of, or a specified portion thereof, and the premium or make-whole amount, if any, on, debt securities of the series have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default

•	in the payment of the principal of, or premium or make-whole amount, if any, or interest on, any debt security of the series, or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

The indenture requires each trustee to give notice to the holders of debt securities within 90 days of a default under the indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to the series, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest on, any debt security of the series or in the payment of any sinking fund installment in respect of any debt security of, the series if specified responsible officers of the trustee determine in good faith that such withholding is in the interest of such holders.

The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and premium or make-whole amount, if any, and interest on, the debt securities at their respective due dates or redemption dates.

The indenture provides that, subject to provisions in the indenture relating to its duties in case of default, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the indenture, as the case may be, shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of the indenture are permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture affected by such modification or amendment. However, no modification or amendment may, without the consent of the holder of each such debt security affected thereby,

•	change the stated maturity of the principal of, or any installment of interest, or premium or make-whole amount, if any, on, any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, any such debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

•	change the place of payment, or the coin or currency, for payment of principal of or premium or make-whole amount, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the indenture.

Modifications and amendments of the indenture are permitted to be made by the Operating Partnership and the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to the Operating Partnership as obligor under the indenture;

•	to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto that are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under the indenture in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series in any material respect.

The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities,

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof,

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date of the debt security, of the principal amount of the debt security, or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of the debt security of the amount determined as provided in the subparagraph immediately above,

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the indenture, and

•	debt securities owned by the Operating Partnership or any other obligor upon the debt securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

The indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding debt securities of the series, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at the meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of the series will constitute a quorum.

Notwithstanding the foregoing provisions, the indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of the series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of debt securities issued under the indenture that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal, and premium or make-whole amount, if any, and interest to the date of such deposit, if the debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be.

The indenture provides that, unless otherwise provided in the applicable prospectus supplement, the Operating Partnership may elect either

•	to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, and to hold moneys for payment in trust, or “defeasance,” or

•	to be released from certain obligations with respect to the debt securities under the indenture, including the restrictions described under “— Certain Covenants” or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to the debt securities, or “covenant defeasance,”

in either case upon the irrevocable deposit by the Operating Partnership with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable at stated maturity, or government obligations as defined below, or both, applicable to the debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium or make-whole amount, if any, and interest on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable trustee an opinion of counsel, as specified in the indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from the IRS or a change in applicable U.S. federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of the debt securities would thereafter be able to look only to such trust fund for payment of principal, and premium or make-whole amount, if any, and interest.

“Government obligations” means securities that are

•	direct obligations of the United States or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or such government which issued the foreign currency in which the debt securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after the Operating Partnership has deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

•	the holder of a debt security of the series is entitled to, and does, elect pursuant to the indenture or the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of the debt security, or

•	a conversion event, as defined below, occurs in respect of the currency, currency unit or composite currency in which such deposit has been made,

the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of and premium or make-whole amount, if any, and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

“Conversion event” means the cessation of use of

•	a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,

•	the Euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or

•	any currency unit or composite currency other than the Euro for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of and premium or make-whole amount, if any, and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event the Operating Partnership effects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause (4) under “— Events of Default, Notice and Waiver” with respect to specified sections of the indenture, which sections would no longer be applicable to the debt securities, or described in clause (7) under “— Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which the debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, the Operating Partnership would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No Conversion Rights

The debt securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

Global Securities

The debt securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to the series.

The Trustee

U.S. Bank National Trust is the trustee under the indenture. From time to time, we have and may in the future enter into other transactions with the trustee.

Payment and Paying Agents

Unless otherwise provided in the applicable prospectus supplement, the principal of, and applicable premium or make-whole amount, if any, and interest on, any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for the debt securities or by wire transfer of funds to such person at an account maintained within the United States.

All moneys paid by the Operating Partnership to a paying agent or a trustee for the payment of the principal of or any premium, make-whole amount or interest on any debt security which remain unclaimed at the end of two years after such principal, premium, make-whole amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of the debt security thereafter may look only to the Operating Partnership for payment thereof.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of the material terms of our preferred stock. You should also read our articles of incorporation and bylaws, which are incorporated by reference to the registration statement of which this prospectus is a part. All material terms of the preferred stock, except those disclosed in the applicable prospectus supplement, are described in this prospectus.

General

Under our articles of incorporation, the Company has authority to issue 10 million shares of its preferred stock, par value $.01 per share. The preferred stock may be issued from time to time, in one or more series, as authorized by the Company’s board of directors. Prior to issuance of shares of each series, the Company’s board of directors is required by Maryland General Corporate Law (the “MGCL”) and our articles of incorporation to fix for each series, subject to the provisions of the articles of incorporation regarding excess stock, par value $.01 per share, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of those shares as may be permitted by Maryland law. These rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any payments to holders of common stock or other capital stock of the Company ranking junior to the preferred stock. The outstanding shares of preferred stock are, and additional shares of preferred stock will be, when issued, fully paid and nonassessable and will have no preemptive rights. The Company’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of those shares of common stock.

Outstanding Preferred Stock

At December 31, 2006 the Company had outstanding 20,000 shares of Series C preferred stock, 500 shares of Series F preferred stock, 250 shares of Series G preferred stock, 200 shares of Series K preferred stock, and 600 shares of Series J preferred stock constituting all of the Company’s outstanding preferred stock. The terms of the Series C, Series F, Series G, Series J, and Series K preferred stock provide for a preference as to the payment of dividends over shares of common stock and any other capital stock ranking junior to the Series C, Series F, Series G, Series J, and Series K preferred stock. The terms of the Series C, Series J and Series K preferred stock provide for cumulative quarterly dividends at the rate of $215.625, $18,125.00 and $18,125.00, respectively, per share per year. Through March 31, 2009 and March 31, 2014, respectively, the terms of the Series F and Series G preferred stock provide for cumulative semi-annual dividends at the rate of $6,236.00 and $7,236.00, respectively, per share per year. After March 31, 2009 and March 31, 2014, respectively, the terms of the Series F and Series G preferred stock provide for the reset of dividend rates, at the Company’s option, on a fixed or floating rate basis for fixed or floating rate periods. Any such fixed rates and periods will be determined through a remarketing procedure, with cumulative dividends payable semi-annually. Any such floating rates during floating rate periods will equal 2.375% (the initial credit spread), plus the greater of (i) the 3-month LIBOR Rate, (ii) the 10-year Treasury CMT Rate and (iii) the 30-year Treasury CMT Rate (the adjustable rate), reset quarterly, with cumulative dividends payable quarterly. On and after June 6, 2007, March 31, 2009, March 31, 2014, August 15, 2011 and January 15, 2011, respectively, the Series C, Series F, Series G, Series J, and Series K preferred stock are subject to redemption, in each case in whole or in part, at the option of the Company, at a cash redemption price of $2,500.00 per share, $100,000.00 per share, $100,000.00 per share, $250,000.00 per share and $250,000.00 per share, respectively, plus accrued and unpaid dividends. The Series C, Series F, Series G, Series J, and Series K preferred stock rank on a parity as to payment of dividends and amounts upon liquidation.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C, Series F, Series G, Series J, and Series K preferred stock will be entitled to receive out of the Company’s assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other shares of capital stock ranking, as to distributions, junior to the

Series C, Series F, Series G, Series J, and Series K preferred stock, liquidating distributions in the amount of $2,500.00 per share, $100,000.00 per share, $100,000.00 per share, $250,000.00 per share and $250,000.00 per share, respectively, plus all accrued and unpaid dividends.

Except as expressly required by law and in some other limited circumstances, the holders of the preferred stock are not entitled to vote. The consent of holders of not less than two-thirds of the outstanding preferred stock and any other series of preferred stock ranking on a parity with the outstanding preferred stock, voting as a single class, is required to authorize another class of shares senior to the outstanding preferred stock. The affirmative vote or consent of the holders of not less than two-thirds of the outstanding shares of each series of preferred stock is required to amend or repeal any provision of, or add any provision to, our articles of incorporation, including the articles supplementary relating to that series of preferred stock, if that action would materially and adversely alter or change the rights, preferences or privileges of that series of preferred stock.

Future Series of Preferred Stock

The following is a description of the general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws and any applicable amendment to our articles of incorporation designating terms of a series of preferred stock.

Any prospectus supplement relating to a future series of the preferred stock will contain specific terms, including:

(1)	The title and stated value of the preferred stock;

(2)	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

(4)	The date from which dividends on the preferred stock shall accumulate, if applicable;

(5)	The procedures for any auction and remarketing, if any, for the preferred stock;

(6)	The provision for a sinking fund, if any, for the preferred stock;

(7)	The provision for redemption, if applicable, of the preferred stock;

(8)	Any listing of the preferred stock on any securities exchange;

(9)	The terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation of the conversion price;

(10)	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

(11)	A discussion of federal income tax considerations applicable to the preferred stock;

(12)	The relative ranking and preference of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(13)	Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(14)	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank:

•	senior to all classes or series of common stock, and to all equity securities ranking junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company;

•	on a parity with all equity securities issued by the Company the terms of which specifically provide that those equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and

•	junior to all equity securities issued by the Company the terms of which specifically provide that those equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

The term “equity securities” does not include convertible debt securities.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the Company’s board of directors, out of the Company’s assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on the share transfer books of the Company on the record dates as shall be fixed by the Company’s board of directors.

Dividends on any series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Company’s board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of that series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and the Company will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment date.

If preferred stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of that series for any period unless:

•	if that series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for that payment on the preferred stock of that series for all past dividend periods and the then current dividend period; or

•	if that series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for that payment on the preferred stock of that series.

When dividends are not paid in full, or a sum sufficient for full payment is not set apart, upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of that series, all dividends declared upon preferred stock of that series and any other series of preferred stock ranking on a parity as to dividends with that preferred stock will be declared pro rata so that the amount of dividends declared per share of preferred stock of that series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of that series, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that preferred stock does not have a cumulative dividend, and the other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of that series that may be in arrears.

Except as provided in the immediately preceding paragraph, unless:

•	if a series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for that payment is set apart for payment for all past dividend periods and the then current dividend period, and

•	if a series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for that payment is set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other shares of capital stock ranking junior to the preferred stock of that series as to dividends and upon liquidation, shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the common stock, or any other capital stock of the Company ranking junior to or on a parity with the preferred stock of that series as to dividends or upon liquidation, nor shall any shares of common stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the preferred stock of that series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any shares, by the Company, except by conversion into or exchange for other capital stock of the Company ranking junior to the preferred stock of that series as to dividends and upon liquidation.

Any dividend payment made on shares of a series of preferred stock shall first be credited against the earliest accrued but unpaid dividends due with respect to shares of that series which remain payable.

Redemption

If provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the applicable prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends, which will not, if that preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of that preferred stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock will automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

However, unless

•	if a series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of that series of preferred stock will have been or contemporaneously are declared and paid or declared and a sum sufficient for that payment set apart for payment for all past dividend periods and the then current dividend period and

•	if a series of preferred stock does not have a cumulative dividend, full dividends on all shares of the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for that payment set apart for payment for the then current dividend period, no shares of the series of preferred stock will be redeemed unless all outstanding shares of preferred stock of that series are simultaneously redeemed. However, the preceding shall not prevent the purchase or acquisition of preferred stock of that series to preserve the REIT qualification of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series.

In addition, unless

•	if the series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of that series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for that payment set apart for payment for all past dividend periods and the then current dividend period and

•	if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for that payment set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that series, except by conversion into or exchange for capital shares of the Company ranking junior to the preferred stock of that series as to dividends and upon liquidation. However, the preceding shall not prevent the purchase or acquisition of shares of preferred stock of that series to preserve the REIT qualification of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company. Those shares may be redeemed ratably from the holders of record of those shares in proportion to the number of those shares held or for which redemption is requested by that holder, with adjustments to avoid redemption of fractional shares, or by any other equitable manner determined by the Company.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to those shares shall terminate.

If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder of preferred stock shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aside by the Company in trust for the benefit of the holders of any preferred stock called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred stock called for redemption, and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution or payment shall be made to the holders of any common stock or any other class or series of capital stock of the Company ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of preferred stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of the Company’s remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, the Company’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and those other classes or series of capital stock will share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions have been made in full to all holders of preferred stock, the Company’s remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of that series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, each series voting separately as a class:

•	authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to that series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into those shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of those shares; or

•	amend, alter or repeal the provisions of our articles of incorporation or the designating amendment for that series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders of that series of preferred stock.

However, with respect to the occurrence of any of the events set forth in the second subparagraph above, so long as the preferred stock remains outstanding with its terms materially unchanged, taking into account that upon the occurrence of an event, the Company may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of preferred stock. Further,

•	any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or

•	any increase in the amount of authorized shares of that series or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of that series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

These voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required shall be effected, all outstanding shares of that series of preferred stock shall have been redeemed or called for redemption and sufficient funds will have been deposited in trust to effect the redemption.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement. The terms will include:

•	the number of shares of common stock into which the shares of preferred stock are convertible,

•	the conversion price (or manner of calculating the conversion price),

•	the conversion period,

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company,

•	the events requiring an adjustment of the conversion price, and

•	provisions affecting conversion in the event of the redemption of that series of preferred stock.

Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company’s outstanding equity securities, including any preferred stock. Therefore, the designating amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock. See “Restrictions on Transfers of Capital Stock.”

Transfer Agent

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The Company may, at its option, elect to offer depositary shares rather than full shares of preferred stock. In the event that option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series, including dividend, voting, redemption and liquidation rights. The applicable fraction will be specified in the prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among the Company, the depositary and the holders of the depositary receipts. Certificates evidencing depositary shares will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take actions such as filing proof of residence and paying charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our articles of incorporation and the form of designating amendment for the applicable series of preferred stock. All material terms of the depositary shares, except those disclosed in the applicable prospectus supplement, are described in this prospectus.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of preferred stock. The depositary, however, will distribute only an amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts so entitled, in proportion, as nearly as may be practicable, to the number of depositary shares owned by those holders on the relevant record date, unless the depositary determines, after consultation with the Company, that it is not feasible to make the distribution, in which case the depositary may, with the Company’s approval, adopt any other method for that distribution as it deems equitable and appropriate, including the sale of the property, at a place or places and upon terms that it may deem equitable and appropriate, and distribution of the net proceeds from that sale to the holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, those depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever the Company redeems any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the redeemed preferred stock. The depositary will mail the notice of redemption to the record holders of the depositary shares promptly upon receipt of notice from the

Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts as of the record date for the meeting. Each record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by the record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the preferred stock represented by depositary shares in accordance with those instructions, and the Company will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that is withdrawn will not thereafter be entitled to deposit their shares under the deposit agreement or to receive depositary receipts evidencing their depositary shares.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between the Company and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless that amendment has been approved by at least a majority of the depositary shares then outstanding. No amendment to the deposit agreement may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing its depositary shares with instructions to the depositary to deliver to the holder the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by the Company upon not less than 30 days’ prior written notice to the applicable depositary if:

•	termination is necessary to preserve the Company’s qualification as a REIT, or

•	a majority of each series of preferred stock affected by termination consents to termination,

whereupon the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, the number of whole or fractional shares of preferred stock as is represented by the depositary shares evidenced by those depositary receipts together with any other property held by the depositary with respect to those depositary receipts.

The Company will agree that if the deposit agreement is terminated to preserve its qualification as a REIT, then the Company will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares thereunder shall have been redeemed,

•	there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of the Company and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that preferred stock or

•	each share of the related preferred stock shall have been converted into stock of the Company not represented by depositary shares.

Charges of Depositary

The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by those depositary receipts if those charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from the Company that are delivered to the depositary and that the Company is required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications received from the Company that are received by the depositary as the holder of preferred stock.

Neither the depositary nor the Company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the deposit agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The Company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give that information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the Company, on the other hand, the depositary shall be entitled to act on those claims, requests or instructions received from the Company.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of that appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

Federal Income Tax Consequences

Owners of depositary shares will be treated for U.S. Federal income tax purposes as if they were owners of the preferred stock represented by depositary shares. Accordingly, those owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of the preferred stock. In addition,

•	no gain or loss will be recognized for U.S. Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares,

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor and

•	the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which that person owned those depositary shares.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our common stock. You should read our articles of incorporation and bylaws, which are incorporated by reference to the registration statement of which this prospectus is a part.

General

Under our articles of incorporation, the Company has authority to issue 100 million shares of its common stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation’s debts or obligations. At March 20, 2007 we had outstanding 45,378,060 shares of common stock.

Terms

Subject to the preferential rights of any other shares or series of stock, including preferred stock outstanding from time to time, and to the provisions of our articles of incorporation regarding excess stock, common stockholders will be entitled to receive dividends on shares of common stock if, as and when authorized and declared by our board of directors out of assets legally available for that purpose. Subject to the preferential rights of any other shares or series of stock, including preferred stock outstanding from time to time, and to the provisions of our articles of incorporation regarding excess stock, common stockholders will share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company. For a discussion of excess stock, please see “Restrictions on Transfer of Capital Stock.”

Subject to the provisions of our articles of incorporation regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, common stockholders will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any directors.

Common stockholders have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

Subject to the provisions of our articles of incorporation regarding excess stock, all shares of common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

Under the MGCL, a corporation generally cannot, subject to certain exceptions, dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless the corporation’s articles of incorporation set forth a lesser percentage, which percentage shall not be less than a majority of all of the votes to be cast on the matter. Our articles of incorporation do not provide for a lesser percentage in such situations.

Restrictions on Ownership

For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of our outstanding equity securities. See “Restrictions on Transfer of Capital Stock.”

Transfer Agent

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Shareholder Rights Plan

On September 4, 1997, the board of directors of the Company adopted a shareholder rights plan. Under the shareholder rights plan, one right attached to each outstanding share of common stock at the close of business on October 19, 1997, and one right will attach to each share of common stock thereafter issued. Each right entitles the holder to purchase, under certain conditions, one one-hundredth of a share of our junior participating preferred stock for $125.00. The rights may also, under certain conditions, entitle the holders to receive common stock, or common stock of an entity acquiring the Company, or other consideration, each having a value equal to twice the exercise price of each right ($250.00). We have designated 1,000,000 shares as junior participating preferred stock and have reserved such shares for issuance under the shareholder rights plan. In the event of any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or other property, each share of junior participating preferred stock will be entitled to receive 100 times the aggregate amount of stock, securities, cash and/or other property into which or for which each share of common stock is changed or exchanged, subject to certain adjustments. The rights will expire on October 19, 2007, unless redeemed earlier by the holders at $.001 per right or exchanged by the holder at an exchange ratio of one share of common stock per right. The description and terms of the rights are set forth in a shareholder rights agreement between us and Computershare Trust Company, N.A. (formerly First Chicago Trust Company of New York).

CERTAIN PROVISIONS OF MARYLAND LAW AND THE
COMPANY’S ARTICLES OF INCORPORATION AND BYLAWS

The following summary of certain provisions of Maryland law is not complete and is qualified by reference to Maryland law and our articles of incorporation and bylaws, which are incorporated by reference to the registration statement of which this prospectus is a part.

Business Combinations

Under the MGCL, certain “business combinations” (as defined in the MGCL) between a Maryland corporation and an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Under the MGCL, an “interested stockholder” includes a person who is

•	the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting stock of the corporation; or

•	an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question.

Business combinations for the purposes of the preceding paragraph are defined by the MGCL to include certain mergers, consolidations, share exchanges and asset transfers, some issuances and reclassifications of equity securities, the adoption of a plan of liquidation or dissolution or the receipt by an interested stockholder or its affiliate of any loan advance, guarantee, pledge or other financial assistance or tax advantage provided by the Company. After the five-year moratorium period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by any affiliate or associate of the interested stockholder voting together as a single voting group.

The super-majority vote requirements will not apply if, among other things, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the most recent time that the interested stockholder becomes an interested stockholder. Our articles of incorporation exempt from these provisions of the MGCL any business combination in which there is no interested stockholder other than Jay H. Shidler, the Chairman of our board of directors, or any entity controlled by Mr. Shidler unless Mr. Shidler is an interested stockholder without taking into account his ownership of shares of our common stock and the right to acquire shares of our common stock in an aggregate amount that does not exceed the number of shares of our common stock that he owned and had the right to acquire, including through the exchange of limited partnership units of the Operating Partnership, at the time of the consummation of our initial public offering.

Control Share Acquisitions

The MGCL provides that “control shares” (as defined in the MGCL) of a Maryland corporation acquired in a “control share acquisition” (as defined in the MGCL) have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are also employees of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of ownership of or power to direct the voting power of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors, upon satisfaction of certain conditions, including an undertaking to pay certain expenses, to call a special meeting of stockholders to be held within 50 days after receiving a demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of stockholders.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved. The corporation’s redemption of the control shares will be for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to

•	shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or

•	acquisitions approved or exempted by our articles of incorporation or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of its shares of capital stock from the control share provisions of the MGCL. There can be no assurance that this bylaw provision will not be amended or eliminated in the future.

Amendment of Articles of Incorporation

Our articles of incorporation, including the provisions on classification of the board of directors discussed below, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

Our bylaws provide for annual meetings of stockholders to be held on the third Wednesday in April or on any other day as may be established from time to time by our board of directors. Special meetings of stockholders may be called by

•	our Chairman of the board or our President,

•	a majority of the board of directors or

•	stockholders holding at least a majority of our outstanding capital stock entitled to vote at the meeting.

Our bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not less than 75 days nor more than 180 days prior to the anniversary date of the prior year’s annual meeting or special meeting in lieu thereof (the “Anniversary Date”). In the event that the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders or the date of the meeting is publicly disclosed.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal. Our bylaws may have those effects without regard to whether consideration of the nominees or proposal might be harmful or beneficial to us and our stockholders.

Classification of the Board of Directors

Our bylaws provide that the number of directors may be established by the board of directors but may not be fewer than the minimum number required by Maryland law nor more than twelve. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. Under the terms of our articles of incorporation, the directors are divided into three classes holding office for terms expiring at the annual meetings of stockholders to be held in 2007, 2008 and 2009. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors.

The classified board provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to us and our stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of common stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See “Certain U.S. Federal Income Tax Considerations.” To ensure that we remain a qualified REIT, our articles of incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of our capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in us being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock.

Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of “excess stock,” as defined in our articles of incorporation, that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the excess stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of excess stock may, at any time such excess stock is held by us in trust, designate as beneficiary of the transferee stockholder’s interest in the trust representing the excess stock any individual whose ownership of the capital stock exchanged into such excess stock would be permitted under the ownership limit, and may transfer that interest to the beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into excess stock. Immediately upon the transfer to the permitted beneficiary, the excess stock will automatically be exchanged for capital stock of the class from which it was converted.

In addition, we will have the right, for a period of 90 days during the time any excess stock is held by us in trust, and, with respect to excess stock resulting from the attempted transfer of our preferred stock, at any time when any outstanding shares of preferred stock of the series are being redeemed, to purchase all or any portion of the excess stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder and the market price, as determined in the manner set forth in our articles of incorporation, of the capital stock on the date we exercise our option to purchase or, in the case of a purchase of excess stock attributed to preferred stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to us of the transfer or, if no such notice is given, the date the board of directors determines that a violative transfer has been made.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax matters of general application pertaining to REITs under the Code. This discussion is based upon current law (which is subject to change, possibly on a retroactive basis) and does not purport to deal with federal income tax consequences to investors who purchase our debt securities, common stock, preferred stock or preferred stock represented by depositary shares (which consequences will be described in applicable supplements to this prospectus). The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This section does not discuss U.S. federal estate or gift taxation or state, local or foreign taxation.

In the opinion of Cahill Gordon & Reindel LLP:

•	commencing with our taxable year ended December 31, 1994, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and

•	our current and proposed method of operation (as represented by us to Cahill Gordon & Reindel LLP in a written certificate) will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.

Cahill Gordon & Reindel LLP’s opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters with respect to us and certain partnerships, limited liability companies and corporations through which we hold substantially all of our assets, including an assumption that, if we ultimately were found not to have satisfied the gross income requirements of the REIT provisions as a result of certain development agreements entered into by us between 2000 and 2003, or as a result of certain joint venture fee income derived in 2006, such failure was due to reasonable cause and not due to willful neglect. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, as a matter of fact, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Cahill Gordon & Reindel LLP. No assurance can be given that the actual results of our operations for any particular taxable year will satisfy those requirements.

To qualify as a REIT under the Code for a taxable year, we must meet certain organizational and operational requirements, which generally require us to be a passive investor in real estate and to avoid excessive concentration of ownership of our capital stock. Generally, at least 75% of the value of our total assets at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. We generally may not own securities possessing more than 10% of the total voting power, or representing more than 10% of the total value, of the outstanding securities of any issuer, and the value of any one issuer’s securities may not exceed 5% of the value of our assets. Shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiary corporations known as “qualified REIT subsidiaries” and “taxable REIT subsidiaries” are exempt from these prohibitions. We hold assets through certain qualified REIT subsidiaries and taxable REIT subsidiaries. In the opinion of Cahill Gordon & Reindel LLP, based on certain factual representations, these holdings do not violate the prohibitions in the REIT provisions on ownership of securities.

The 10% and 5% limitations described above will not apply to the ownership of securities of a taxable REIT subsidiary. A REIT may own up to 100% of the securities of a taxable REIT subsidiary subject only to the limitations that the aggregate value of the securities of all taxable REIT subsidiaries owned by the REIT does not exceed 20% of the value of the assets of the REIT, and the aggregate value of all securities owned by the REIT (including the securities of all taxable REIT subsidiaries, but excluding governmental securities) does not exceed 25% of the value of the assets of the REIT. A taxable REIT subsidiary generally is any corporation (other than another REIT and corporations involved in certain lodging, healthcare, franchising and licensing activities) owned by a REIT with respect to which the REIT and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary.

For each taxable year, at least 75% of a REIT’s gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes

•	gain from the sale of real property not held primarily for sale to customers in the ordinary course of business,

•	dividends on REIT shares,

•	interest on loans secured by mortgages on real property,

•	certain rents from real property and

•	certain income from foreclosure property.

For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross receipts. Also, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm’s-length fee and from which the REIT derives no income. However, a REIT may render a de minimis amount of otherwise impermissible services to tenants, or in connection with the management of property, without causing any income from the property (other than the portion of the income attributable to the impermissible services) to fail to qualify as rents from real property. In addition, a taxable REIT subsidiary may provide certain services to tenants of the REIT, which services could not otherwise be provided by the REIT or the REIT’s other subsidiaries.

Substantially all of our assets are held through certain partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share based on the REIT’s proportionate share of such partnership capital.

We must satisfy certain ownership restrictions that limit the concentration of ownership of our capital stock and the ownership by us of our tenants. Our outstanding capital stock must be held by at least 100 stockholders during at least 335 days of a taxable year or during a proportionate part of a taxable year of less than 12 months. No more than 50% in value of our outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain entities at any time during the last half of any taxable year. Accordingly, our articles of incorporation contain certain restrictions regarding the transfer of our common stock, preferred stock and any other outstanding securities convertible into stock when necessary to maintain our qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in our articles of incorporation will be effective in maintaining our REIT qualification. See “Restrictions on Transfer of Capital Stock” above.

So long as we qualify for taxation as a REIT, distribute at least 90% of our REIT taxable income, computed without regard to net capital gain or the dividends paid deduction, for each taxable year to our stockholders annually and satisfy certain other distribution requirements, we will not be subject to U.S. federal income tax on that portion of such income distributed to stockholders. We will be taxed at regular corporate rates on all income not distributed to stockholders. Our policy is to distribute at least 90% of our taxable income annually. We may elect to pass through to our stockholders on a pro rata basis any taxes paid by us on our undistributed net capital gain income for the relevant tax year. REITs also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

Our failure to qualify during any taxable year as a REIT could have a material adverse effect upon our stockholders and might materially affect our ability to pay interest and principal to the holders of our debt securities. If disqualified for taxation as a REIT for a taxable year, we also would be unable to elect to be taxed as a REIT for the next four taxable years, unless certain relief provisions were available. We would be subject to U.S. federal income tax at corporate rates on all of our taxable income and would not be able to deduct any dividends paid, which could have a material adverse effect on our business and could result in a discontinuation of or substantial reduction in dividends to stockholders and might materially affect our ability to pay interest and principal to the holders of our debt securities. Should the failure to qualify as a REIT be determined to have occurred retroactively in one of our earlier tax years, the imposition of a substantial federal income tax liability on us attributable to any nonqualifying tax years could have a material adverse effect on our business and would result in a discontinuation of or substantial reduction in dividends to stockholders and interest and principal to the holders of our debt securities.

In the event that we fail to meet certain gross income tests applicable to REITs, we may retain our qualification as a REIT if we pay a penalty tax equal to the amount by which 95% (or 90% for taxable years prior to 2005) or 75% of our gross income exceeds our gross income qualifying under the 95% or 75% gross income test, respectively (whichever amount is greater), multiplied by a fraction intended to reflect our profitability, so long as such failure was considered to be due to reasonable cause and not willful neglect and certain other conditions are satisfied. For taxable years after 2004, if we fail to meet the 5% or 10% asset tests applicable to REITs at the end of any quarter and do not cure such failure within 30 days thereafter, we may nonetheless retain our qualification as a REIT provided that the failure was due to assets the value of which did not exceed a specific statutory de minimis amount and certain other conditions are satisfied. For violations of any of the REIT asset tests not described in the preceding sentences, we may nonetheless retain our qualification as a REIT if we pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets, so long as any such failure was considered to be due to reasonable cause and not willful neglect and certain other conditions are satisfied. In addition, if we fail to satisfy certain requirements of the REIT provisions (other than the failures described above in the preceding sentences), we may nonetheless retain our qualification as a REIT if we pay a penalty of $50,000 for each such failure, so long as each such failure was considered to be due to reasonable cause and not willful neglect. Any such taxes or penalty amounts could have a material adverse effect on our business and would result in a discontinuation of or substantial reduction in dividends to stockholders and interest and principal to the holders of our debt securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for the purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically,

•	legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts),

•	availability of financing,

•	interest rate levels,

•	competition,

•	supply and demand for industrial properties in our current and proposed market areas,

•	potential environmental liabilities,

•	slippage in development or lease-up schedules,

•	tenant credit risks,

•	higher than expected costs, and

•	changes in general accounting principles, policies and guidelines applicable to real estate investment trusts.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning us and our business, including additional factors that could materially affect our financial results, is included elsewhere in this prospectus and in the documents we incorporate by reference, including the Annual Report on Form 10-K of the Operating Partnership for the year ended December 31, 2006 and the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION

The Company and the Operating Partnership are subject to the informational requirements of the Exchange Act, and in accordance therewith, and file reports and other information with the SEC. You may read and copy any of the Company’s and the Operating Partnership’s reports and other materials filed with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. The Company’s common stock is listed on the NYSE and its filings with the SEC can also be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Whenever a reference is in made in this prospectus to any of our agreements or other documents, please be aware that the reference herein is only a summary and that you should refer to the exhibits that are part of the registration statement filed with the SEC on Form S-3 for a copy of such agreement or other document.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus.

The Company (file no. 1-13102) filed the following documents with the SEC and incorporates them by reference into this prospectus:

(1)	Annual Report on Form 10-K for the year ended December 31, 2006, filed March 1, 2007.

(2)	Current Report on Form 8-K filed January 29, 2007.

(3)	Current Report on Form 8-K filed April 30, 2007.

The Operating Partnership (file no. 333-21873) filed the following documents with the SEC and incorporates them by reference into this prospectus:

(1)	Annual Report on Form 10-K for the year ended December 31, 2006, filed March 1, 2007.

(2)	Current Report on Form 8-K filed April 30, 2007.

All documents filed by the Company and the Operating Partnership under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other document subsequently filed with the SEC which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom this prospectus is delivered a copy of these filings upon written or oral request to First Industrial Realty Trust, Inc., 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, Attention: Investor Relations, telephone number (312) 344-4300.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of First Industrial Realty Trust, Inc. for the year ended December 31, 2006 and the Annual Report on Form 10-K of the Operating Partnership for the year ended December 31, 2006 and the financial statements incorporated in this prospectus by reference to the First Industrial Realty Trust, Inc. Current Report on Form 8-K dated April 30, 2007 and the Operating Partnership Current Report on Form 8-K dated April 30, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Cahill Gordon & Reindel llp, New York, New York. Cahill Gordon & Reindel llp will rely as to all matters of Maryland law on the opinion of McGuireWoods LLP, Baltimore, Maryland. If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.